Exhibit 99.1

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Introduction

WildHorse Resource Development Corporation is a publicly traded Delaware corporation, the common stock of which is listed on the New York Stock Exchange (“NYSE”) under the symbol “WRD.”  Unless the context requires otherwise, references to “we,” “us,” “our,” “WRD,” or “the Company” are intended to mean the business and operations of WildHorse Resource Development Corporation and its consolidated subsidiaries. We are an independent oil and natural gas company focused on the acquisition, exploitation, development and production of oil, natural gas and NGL resources.

On March 29, 2018, the Company, through its wholly owned subsidiary, WildHorse Resources II, LLC, a Delaware limited liability company, completed the previously disclosed sale of certain producing and non-producing oil and natural gas properties (including the Oakfield gathering system) in Harrison, Milam, Panola, Robertson, and San Augustine Counties, Texas and Bienville, Bossier, Cado, Claiborne, De Soto, Jackson, Lincoln, Ouachita, Red River, Sabine, and Webster Parishes, Louisiana to Tanos Energy Holdings III, LLC for a total net sales price of approximately $206.4 million (the “NLA Divestiture”), including $21.7 million previously received as a deposit, which includes preliminary purchase price adjustments of approximately $0.9 million related to certain assets that were retained pending receipt of a consent to assign certain assets at the initial closing and approximately $9.7 million related to the net cash flows from the effective date to the closing date. We received the necessary consent to assign approximately $0.9 million of certain assets and assigned them to Tanos on August 1, 2018.  The Company used the net proceeds to repay borrowings outstanding under its revolving credit facility. This disposition does not qualify as a discontinued operation.

This exhibit updates a previously filed unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2017 (originally filed on Form 8-K on April 4, 2018) to update for the nine-month period ended September 30, 2018.   The pro forma adjustments herein gives effect to the NLA Divestiture and the use of the net proceeds to repay borrowings outstanding under our revolving credit facility as if they both occurred on January 1, 2017.

The updated unaudited pro forma condensed consolidated statement of operations does not purport to represent what the Company’s results of operations would have been had the NLA Divestiture and the repayment of borrowings outstanding under its revolving credit facility actually occurred on the date indicated above, nor is it indicative of future financial position or results of operations.

The pro forma data presented reflects events directly attributable to the above described transactions and certain assumptions that the Company believes are reasonable. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the pro forma assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated statement of operations.

The unaudited pro forma condensed consolidated statement of operations and related notes are presented for illustrative purposes only and should be read in conjunction with the notes thereto and with the unaudited financial statements and related notes of the Company.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018

(in thousands)

	WRD Historical	Pro Forma Adjustments		WRD Pro Forma
Revenues and other income:
Oil sales	$625,811	$(1,602)	(a)	$624,209
Natural gas sales	45,034	(21,227)	(a)	23,807
NGL sales	30,999	(329)	(a)	30,670
Other income	1,816	(1,417)	(a)	399
Total operating revenues and other income	703,660	(24,575)		679,085
Operating expenses:
Lease operating expenses	42,736	(3,717)	(a)	39,019
Gathering, processing and transportation	5,053	(1,111)	(a)	3,942
Taxes other than income tax	38,753	(1,351)	(a)	37,402
Depreciation, depletion and amortization	205,419	(6,105)	(a)	199,314
Impairment of NLA Disposal Group	214,274	(214,274)	(d)	—
(Gain) loss on sale of properties	(2,950)	2,950	(d)	—
General and administrative	41,677	1,287	(a)	42,964
Incentive unit compensation expense	13,776	—		13,776
Exploration expense	19,891	94	(a)	19,985
Other operating (income) expense	938	(517)	(a)	421
Total operating expense	579,567	(222,744)		356,823
Income (loss) from operations	124,093	198,169		322,262
Other income (expense):
Interest expense, net	(43,027)	1,940	(b)	(41,087)
Gain (loss) on derivative instruments	(227,533)	3,435	(a)	(224,098)
Other income (expense)	(272)	(204)	(a)	(476)
Total other income (expense)	(270,832)	5,171		(265,661)
Income (loss) before income taxes	(146,739)	203,340		56,601
Income tax benefit (expense)	28,394	(44,226)	(c)	(15,832)
Net income (loss) available to WildHorse Resources	(118,345)	159,114		40,769
Preferred stock dividends	22,106	—		22,106
Undistributed earnings allocated to participating securities	—	4,813	(e)	4,813
Net income (loss) available to common shareholders	$(140,451)	$154,301		$13,850

Earnings per common share:
Basic	$(1.41)	$1.55		$0.14
Diluted	$(1.41)	$1.55		$0.14
Weighted-average common shares outstanding:
Basic	99,433	99,433		99,433
Diluted	99,433	99,433		99,433

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated statement of operations.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLDIATED STATEMENT OF OPERATIONS

Note 1. Basis of Pro Forma Presentation

On March 29, 2018, the Company, through its wholly owned subsidiary, WildHorse Resources II, LLC, a Delaware limited liability company, completed the previously disclosed sale of certain producing and non-producing oil and natural gas properties (including the Oakfield gathering system) in Harrison, Milam, Panola, Robertson, and San Augustine Counties, Texas and Bienville, Bossier, Cado, Claiborne, De Soto, Jackson, Lincoln, Ouachita, Red River, Sabine, and Webster Parishes, Louisiana to Tanos Energy Holdings III, LLC (“Tanos”) for a total net sales price of approximately $206.4 million, including $21.7 million previously received as a deposit, which includes preliminary purchase price adjustments of approximately $0.9 million related to certain assets that were retained pending receipt of a consent to assign certain assets at the initial closing and approximately $9.7 million related to the net cash flows from the effective date to the closing date. We received the necessary consent to assign approximately $0.9 million of certain assets and assigned them to Tanos on August 1, 2018. The Company used the net proceeds to repay borrowings outstanding under its revolving credit facility. This disposition does not qualify as a discontinued operation.

The unaudited pro forma condensed consolidated financial information has been derived from the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 2018 gives effect to the NLA Divestiture and the use of the net proceeds to repay borrowings outstanding under our revolving credit facility as if they both occurred on January 1, 2017.

The unaudited pro forma condensed consolidated statement of operations does not purport to represent what the Company’s results of operations would have been had the NLA Divestiture and the repayment of borrowings outstanding under its revolving credit facility actually occurred on the date indicated above, nor is it indicative of future financial position or results of operations.

The unaudited pro forma condensed consolidated statement of operations reflect pro forma adjustments that are described in Note 2 below and are based on available and certain assumptions that the Company believes are reasonable. However, actual results may differ from those reflected in this statement. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma condensed consolidated statement of operations do not purport to represent what the results of operations would have been if the transaction had actually occurred on the date indicated above, nor are they indicative of our future financial position or results of operations. This unaudited pro forma condensed consolidated statement of operations should be read in conjunction with our unaudited historical financial statements and the related notes.

Note 2. Pro Forma Adjustments and Assumptions

The following pro forma adjustments have been applied to the Company’s September 30, 2018 historical condensed consolidated statement of operations to reflect the NLA Divestiture as if it had occurred on January 1, 2017.  The pro forma adjustments were based on then-available information and assumptions that management believed to be appropriate in the circumstances.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

The following adjustments were made in the preparation of the unaudited pro forma condensed consolidated statement of operations for nine months ended September 30, 2018:

(a)         Pro forma adjustment to reflect the removal of operating revenues and other income, operating expenses (including $0.4 million of Council for Petroleum Accountants Societies overhead for drilling and producing wells and the $0.9 million of Tanos transitional service fees, both of which were components of general and administrative costs) and loss on derivative instruments related to the NLA Divestiture.

(b)         Pro forma adjustment to reflect the elimination of interest expense on $206.4 million of borrowings under our revolving credit facility repaid with the NLA Divesture net proceeds and the reversal of capitalized interest associated with our North Louisiana assets.   The pro forma interest expense adjustment was based on a weighted-average interest rate of 4.04% for the three months ended March 31, 2018.  The table below represents the effects of a one-eighth percentage point change in the interest rate on the pro forma interest associated with these repaid borrowings (dollars in thousands):

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLDIATED STATEMENT OF OPERATIONS

	Interest Rate	Three Months Ended March 31, 2018

Weighted-average interest rate	4.040%	$2,085

Weighted-average interest rate - increase 0.125%	4.165%	$2,149

Weighted-average interest rate - decrease 0.125%	3.915%	$2,020

(c)          Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 21.75%.

(d)         Pro forma adjustment to reflect the elimination of a one-time non-recurring impairment charge of $214.3 million recorded during the nine months ended September 30, 2018 to adjust the carrying amount of the NLA disposal group to its estimated fair value less costs to sell, offset by the recognized estimated gain on sale of $3.0 million.

(e)          Pro forma adjustment reflecting the proportionate share of undistributed net income attributable to participating securities.